Exhibit 15.1

KPMG Auditores Independentes

Rua do Passeio, 38 – Setor 2 – 17º andar – Centro

20021-290 – Rio de Janeiro/RJ – Brasil

Caixa Postal 2888 – CEP 20001-970 – Rio de Janeiro/RJ – Brasil

Telefone +55 (21) 2207-9400

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Petróleo Brasileiro S.A.

We consent as of March 20, 2020, to the use and incorporation by reference in the registration statements (File Nos. 333- 229096-01 and 333-229096) on Form F-3 of Petróleo Brasileiro S.A.—Petrobras and Petrobras Global Finance B.V., respectively, of our reports dated March 20, 2020, with respect to the consolidated statement of financial position of Petróleo Brasileiro S.A.—Petrobras as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F/A of Petróleo Brasileiro S.A.—Petrobras. Our report on the consolidated financial statements refers to a change in the method of accounting for lease arrangements as of January 1, 2019 due to the adoption of IFRS 16 “Leases”.

/s/ KPMG Auditores Independentes

Rio de Janeiro, Brazil

April 21, 2020

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International
Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.